COMPANY DATA:
COMPANY CONFORMED NAME:	Desert Winds
                        ENTERTAINMENT
                        CORPORATION
		CENTRAL INDEX KEY:			0001098507
		STANDARD INDUSTRIAL CLASSIFICATION:	7990
		IRS NUMBER:					86-0910524

		STATE OF INCORPORATION:			NV
		FISCAL YEAR END:				1231

	FILING VALUES:
		FORM TYPE:		10-12G
		SEC ACT:		1934
		SEC FILE NUMBER:
		FILM NUMBER:

	BUSINESS ADDRESS:
		STREET 1:		4170 E. Falcon Drive, #207
		CITY:			Mesa
		STATE:		Arizona
		ZIP:			85215

		BUSINESS PHONE:	480-807-5582

	MAIL ADDRESS:
		STREET 1:		4170 E. Falcon Drive, #207
		CITY:			Mesa
		STATE:		Arizona
		ZIP:			85215

 CORPORATE COUNSEL:
  STREET 1: Kenneth M. Christison
  STREET 2: 51 Portridge Drive
  CITY:     Novato
  STATE:    California
  ZIP:      94945

  BUSINESS PHONE: (415) 898-6829

 FILING AGENT:
  STREET 1: Samuel H. Wong & Co. LLP
  STREET 2: 55 Stockton St., #408
  CITY:     San Francisco
  STATE:    Califonria
  ZIP:      94108

  BUSINESS PHONE:  (415) 732-1288


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

General Form for Registration of Securities
Pursuant to Section 12(b) or (g) of
The Securities Exchange Act of 1934

 DESERT WINDS ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)



Nevada                                        						86-0910524
(State or other jurisdiction of                (I.R.S. Employer Identi-
incorporation or organization)                        fication No.)


4170 E. Falcon Dr., #207, Mesa, AZ 				                 85215
--------------------------                      ----------------------
(Address of principal 			                       			 (Zip Code)
  executive offices)

Registrant's telephone number, including area code

		480-807-5582
Securities to be registered pursuant to Section 12(b) of the Act:

         None

Securities to be registered pursuant to Section 12(g) of the Act:

	Common Stock - Par Value $0.001

	Series A Convertible Preferred Stock - Par Value $0.001




TABLE OF CONTENTS


Page Number

ITEM 1        Business

ITEM 2        Financial Information

ITEM 3        Properties

ITEM 4        Security Ownership of Certain Beneficial Owners and
          		  Management

ITEM 5        Directors and Executive Officers

ITEM 6        Executive Compensation

ITEM 7        Certain Relationships and Related Transactions

ITEM 8        Legal Proceedings

ITEM 9        Market Price of and Dividends on the Registrant's Common
          		  Equity and Related Stockholder Matters

ITEM 10       Recent Sales of Unregistered Securities

ITEM 11       Description of Registrant's Securities to be Registered

ITEM 12       Indemnification of Directors and Officers

ITEM 13       Financial Statements and Supplementary Data

ITEM 14       Changes in and Disagreements with Accountants on
          		  Accounting and Financial Disclosure

ITEM 15       Financial Statements and Exhibits



Item 1. Description of Business

Formation of the Company

On October 7, 1998, The Whitney Corporation ("Whitney") was formed in Nevada for the purpose of acquiring the assets and good will of a business engaged in developing, producing, and marketing full-scale films, television shows, and live casino shows which had been developed over a number of years by Michael Paloma. On November 12, 1998, Desert Winds Entertainment Corporation (the "Company" or "Desert Winds"), was formed in Nevada and on November 13, 1998, entered into a reorganization agreement with TiMail, Inc., an Oregon corporation, pursuant to Section 368(a)1F of the Internal Revenue Code whereby all 48,879,023 issued and outstanding shares of TiMail were acquired by the Company in exchange for 977,580 shares of its common stock. On December 10, 1998, Desert Winds entered into a "Plan and Agreement of Reorganization" (the "Plan") with Whitney whereby all 6,500,000 issued and outstanding shares of Whitney common stock were acquired by Desert Winds in exchange for an equal number of shares of its common stock
making Whitney wholly-owned by Desert Winds.   Following consummation
of the Plan, 977,580 (13.1%) of the 7,477,580 issued and outstanding shares of Desert Winds stock were owned by the former shareholders of TiMail and 6,500,000 (86.9%) were owned by the former shareholders of Whitney; additionally, the primary management positions of the Company were assumed by Michael Paloma who became Chairman, Chief Executive Officer, and President, and Clint W. Smith who became a director, Secretary, and Treasurer.

During the period from December 10, 1998, to April 20, 1999, the mailing and shipping product business of TiMail and the entertainment production business of Whitney acquired separately by the Company from TiMail and Whitney, respectively, each continued to be operated independently without the commingling of capital or participation of
operating personnel from the other.   On April 20, 1999, the board of
directors of Desert Winds unanimously approved a resolution which provided that the Company would divest itself of all assets and liabilities related to the business and operations of TiMail, Inc. and an agreement was reached for the Company to sell all of the assets of TiMail to William and Cindy Cliff (the "Cliffs") who are the managers of TiMail, in exchange for their agreement to assume all of the liabilities of TiMail and its operations and to indemnify and hold the Company harmless from any liabilities or damages related to TiMail or arising from the agreement of sale. As a result of this transaction, the Company is no longer involved in the manufacture and sale of packaging products for mailing and shipping and its principal business is limited to the development, production, and marketing of full-scale films, television shows, live casino and theater shows, and related commercial ventures.

For a number of years, Michael Paloma has been involved in many aspects of the entertainment industry as an actor, director, and producer and has been involved with a variety of entertainment productions including the Company's principal current production "Legendary Superstars" which was first performed in 1991.
He has primary responsibility for the overall management of the Company and is closely involved in the conception, direction, and production of the Company's shows.

Productions

The Company is involved in the entertainment industry developing, producing, and marketing full-scale film, television, and live stage productions and is capable of producing films and stage shows of any size. The Company competes with other stage, television, and motion picture productions on the basis of artistic and entertainment merit as perceived by the public and is continuously engaged in developing new concepts for entertainment selecting and considering for production those ideas deemed by management to be commercially feasible. Based on perceived market demand, the Company selects and produces new shows, including projects ranging from stage productions to feature length motion pictures, artistic and economic criteria.

Live Stage Productions. Legendary Superstars, the Company's flagship production, was first performed in 1991 at the Cal-Neva Casino at Lake Tahoe and has been continuously performed successfully at major casinos for corporate conventions and similar audiences. Other shows currently in production or development include "Any Swing Goes", a tribute to the Big Band music of the 1940's, and "Tropical Paradise", a tribute to famous summer songs of various well-known artists and groups. In March 1999, the Company signed an agreement with Warner Brothers Television providing for production of 33 episodes of "News Traveler", a television comedy series about news reporters who travel through time to find their stories by interviewing famous legends of the past.
Among other shows in various stages of development and production, Desert Winds is currently developing a feature length motion picture entitled "New York Cowboy" which is planned for release in 2000.

Seasonal Effects

The entertainment industry is subject to some seasonal fluctuations but the Company's overall business does show substantial seasonal changes in large part because of the variety of the Company's productions and locations. Although summer is not a television season, the shows designed for the casinos typically play to large summer audiences; additionally, the Company produces a show which plays to vacation audiences in its leased facility in the destination resort area of South Padre Island, Texas.

Liquidity and Financing Requirements.

Each production undertaken by the Company requires capital in proportion to the magnitude of the show and the time and number of persons, both entertainers and production workers, involved. Although Desert Winds seeks to limit its financial risks associated with various productions, such as the movie "New York Cowboy", by obtaining commitments to cover some or all of the development and production costs prior to production, there can be no assurance such commitments will be available for some or all of the productions or that the commitments received will be sufficient to cover the costs of production. In addition, revenues from the future shows produced by the Company is subject to unpredictable and changing factors such as public awareness and personal taste as related to the production and
distribution of a show.   The Company presently has limited resources
and must rely to a great extent on revenues from operations to cover its general and administrative expenses.

Competition

The creation, development, production, and distribution of entertainment shows such as the Company's, is a highly competitive business and the Company must compete with a large number of individuals and entities, many of whom have greater resources and more experience than Desert Winds. The Company intends to continue its core business of producing the live shows which have been successful in the past while carefully moving into other areas such as television and film by carefully selecting promising properties and maintaining a high quality of personnel and production techniques.

Environmental Matters

The Company has made no material expenditures due to fines or corrective actions for environmental violations at any of its locations and, primarily because of the service-related nature of its business, does not anticipate that any will be incurred in the future.

Employees

The Company's entertainment business has approximately ten (10) core employees, of whom half are operational. The number of employees may periodically increase to as many as 30 to 40, depending on the number and size of the productions in progress at a particular point in time. Production employees in excess of the core group are generally contract
employees hired for a specific function or production.   Other than
agreements entered into with short-term contract employees, there are no employment agreements in effect and none of the Company's employees are subject to collective bargaining agreements.




Item 2. Financial Information

Selected Financial Data
The following table sets forth selected financial data for the year ended December 31, 1998,* derived from the audited financial statements of the Company, and for the 9 Month period ended
September 30, 1999, derived from the unaudited financial statements of the Company for that period.



                                 9 months-             1998
                                  9/30/99           12/31/98


Net Sales                       2,238,717            10,916

Cost of Sales                   1,367,088                --

Gross Profit                      876,629            10,916

Other Income                          --                 --

Total Revenue                   2,238,717            10,916

Selling, General,
& Administrative
Expenses                         682,764            113,835

Income Before Taxes              188,865           (102,919)

Discontinued Operations               --           (694,012)

Net Income (Loss)                188,865           (796,931)

Income Taxes                          --                 --

Net Income
Per Common Share                    $.02             $(.11)

Weighted Average
Number of Shares
Outstanding                    8,217,283          7,477,580

Cash Dividend
Per Common Share                    NONE               NONE


* Desert Winds was formed as a Nevada corporation on November 13, 1998; through a reorganization with TiMail, Inc. consummated on that date, Desert Winds effectively became the new corporate form of TiMail domiciled in Nevada. On or about December 10, 1998, Desert Winds acquired all of the issued and outstanding stock of The Whitney Company, a Nevada corporation formed in October 1998, to acquire the assets of an entertainment production business developed and owned by Michael Paloma. Subsequently, on or about April 20, 1999, the Company divested itself of all assets and liabilities of TiMail, Inc. acquired in the November 1998 reorganization. Therefore, with the exception of a provision for loss from the discontinued operation of the TiMail business originally booked in 1998, the audited financial statements of the Company for the year ended December 31, 1998, and the unaudited financial statements for the interim 9 month period ended September 30, 1999, contained in this registration statement relate only to the financial condition of the assets and the business operations acquired from The Whitney Company in December 1998.

Management's Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis of the Financial Condition and Results of operation of the Company should be read in conjunction with the Selected Financial Data and the Financial Statements and Notes thereto of the Company included herein. In addition to the historical information contained herein, the discussions in this Registration Statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The words "expect", "estimate", "anticipate:, "predict", "believe", "plan", "should", "may", and "projects" and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, trends affecting the financial condition or results of operations of the Company, the episodes of "News Traveler" to be produced pursuant to a contract with a major studio for showing on network television, the Company's future production and showing of various television, live stage, and film shows, the Company's objectives, planned or expected activities, and anticipated financial performance and liquidity. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. The Company's actual results could differ materially from those expected and discussed herein. The Company does not make projections of its future operating results and undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Overview

Desert Winds is a development stage company whose primary business is the production and marketing of full-scale movies, television shows, and live shows designed for presentation in a variety of environments including casinos and theaters.

 The following table sets forth, for the periods indicated, a consolidated statement of income data as a percentage of net sales.


                       Year Ended           9 Mos Ended
                          12-31                  09-30
                           1998                   1999

Net Sales	                 100.0%               100.0%
Cost of Sales	               0.0%	               61.1%
Gross Profit	              100.0%	               38.9%
Selling, General & Admin   1043.0%	              30.5%
Income Before Taxes	        942.8%	               8.4%
Income Taxes 	               -0-	                -0-
Net Income                   26.8%	               8.4%


The Company's December 31, 1998, financial statements include activities only for the last two months of the year and do not provide a meaningful basis for comparison with the results for the first nine months of 1999. Further, the 1998 statements include a provision for the loss from discontinued operations resulting from the Company's divestiture of the assets of Ti-Mail acquired in a reorganization in 1998.

Item 3.  Properties

(a) The Company's executive office is located at 4710 E. Falcon
Drive, #207, Mesa, Arizona  85215,  and
consists of approximately 3,000 square feet of space leased under the terms of a non-capitalized lease agreement which expires on June 1, 2000.

(b) On January 1, 1999, the Company entered into an agreement to lease a 5,000 square foot theater restaurant on San Padre Island for a term of 144 months ending December 31, 2011. The rent payable under the agreement is $2,400 per month or 10% of the Company's gross receipts from operations on the premises, whichever is greater. The total lease obligation for the term cannot be determined as the future gross receipts are unknown; the minimum lease obligation, however, is $345,600.

(c) In addition, from time-to-time the Company leases additional space on a monthly or other short-term basis in various locations as appropriate for the storage of equipment required in the filming and/or production of different shows.


Item 4. Security Ownership of Certain Beneficial Owners and Management

A. Common Stock

The following table sets forth information with respect to beneficial ownership of Common Stock of Desert Winds as of September 30, 1999 by
(i) each person who is known to be a beneficial owner of more than 5% of the outstanding shares of Common Stock, and (ii) all directors and executive officers of Desert Winds as a group.


Name and Address           Number of Shares          Percent of Common
of Beneficial Owner        Beneficially Owned             Shares Owned
------------------------     -----------------------      ----------

Michael Paloma		                     5,000,000              47.4%
4710 East Falcon Dr. #207
Mesa, AZ  85215

Russell Ponce		                        750,000               8.0%
2585 Manzanita Lane
Reno, NV  89509

Sport of Kings Marketing             1,000,000              10.7%
316 California Ave., #1109
Reno, NV  89509

All Directors & Exec.
Officers   as a Group                5,050,000              47.9%


B. Convertible Voting and Participating Preferred Stock

As of September 30, 1999 none of the Company's Series A Convertible Preferred Stock had been issued.

Item 5.  Directors & Executive Officers

The following table sets forth certain information regarding the directors and executive officers of the Company.


  Name         	Age 		         Position

Michael Paloma 	41         President, CEO, Chairman

Clint Smith	    42	        Vice President, Secretary, Director

Lynn Marzonie  	36         Chief Financial Officer, Director


Michael Paloma
(President, Chief Executive Officer, and Director)

Mr. Paloma has been in the entertainment business for over 26 years. His show business experience includes films, commercials, television (network and cable) and live stage productions either as an actor, director, or producer. As a producer, Mr. Paloma's credits include 8 movies that have been shown either on cable television, network television, home video or the overseas market. In addition to producing movies, he has also produced two television series, "The Goomba Brothers" (10 episodes) and "The Hit Gang" (12 episodes). Throughout his career as a movie and television producer, Mr. Paloma has also been producing live stage shows for casinos and theaters around the world such as the award winning show "Legendary Superstars," which is still performing in major casinos in the United States, and others including "The History of Rock `n Roll" and "The Blues Brothers Review".

As an actor, Mr. Paloma has performed in several films, T.V. shows, and live stage productions. His film credits include "1941" with John Belushi, "Used Cars" with Kurt Russell, "O'Harrah's Wife" with Ed Asner
and Jody Foster, and "Assassin" with Robert Conrad.   Mr. Paloma's
television credits include; "Lou Grant", "Night Rider", "Riptide", "Seinfeld", and "The Martin Short Show". His live stage credits range from being the opening act as a stand up comic for artists such as;
The Beach Boys, Charo, Tony Bennett, and Raquel Welch, to impersonating John Belushi in a Blues Brothers act that has performed internationally for the past sixteen years. Mr. Paloma has additionally appeared in T.V. commercials for various products and entities such as HBO, Chili's restaurants, the U. S. Navy, Pepsi Cola, and Federal Express.

Mr. Paloma was the recipient of a Best Actor award for his roll as John Adams in the off-Broadway musical "1776" and he also received a Cleo award for his performance in a local T.V. commercial in San Diego, CA.

Clint Smith  --  Vice President, Secretary, and Treasurer

Mr. Smith has been an attorney licensed to practice law in Arizona since 1985 and has been in private practice with an emphasis on financial matters during that period. He is also licensed to practice law in California. Mr. Smith has also been an entertainer for many years; he sang in rock bands and played big band jazz while in high school and college and has been singing in a barber shop quartet since 1991. . Mr. Smith leads and plays trumpet in a 1940's-style swing band which he recently formed.

Lynn Marzonie  --  Chief Financial Officer and Director

Ms. Marzonie has been employed as the Chief Financial Officer of Desert Winds for the past two years with the responsibility for managing the Company's various bank accounts, accounts payable, accounts receivable, payroll, and payroll taxes. From 1983 until coming to Desert Winds, she worked as a paralegal and she now also acts as the Company's on-staff paralegal.

Key Employees

Tasha Richardson -- For over 10 years, Ms. Richardson has been involved with various aspects of the entertainment industry. Her initial experiences were heavily focused in live theater acting in various stage productions for which she received several acting awards through the International Thespian Society and other organizations. Ms. Richardson also received a full ride scholarship to the University of Northern Colorado for her theatrical achievements.

Ms. Richardson's involvement with Women in Film, the Screen Actors Guild of Colorado, and several other associations has given her the opportunity to work behind the scenes of several different movies and television shows and she has been a production manager, stage-manager, and assistant director for several live stage productions.

Ms. Richardson joined Desert Wind Entertainment in October 1998, and to date has coordinated several performances for the Company as the General Manager and Production Manager for Desert Wind's live theater in Texas and as the key coordinator for the Company's film projects. She is currently working on several projects for the Company and her knowledge and expertise in various areas of the entertainment business are expected to be key elements in their success.

Mike Church is a graduate of the University of California, Los Angeles. After graduation, he immediately move into the entertainment industry
where he has been steadily employed for the past 15 years.   For 10
years Mr. Church was associated with Dick Clark Productions where he served as Production Manager and Post Production Supervisor on over 30 network television specials. In addition, he has acted in various capacities, including Associate Producer, for specials produced by ABC, CBS, HBO, and various independent production companies.

Simultaneously, Mr. Church has been involved in the live concert business for the past 14 years. He has managed legend singer Connie Francis' live engagement tour since 1985, and co-produced her live album in 1996 entitled "Connie Francis: The Return Concert - Live at Trump's Castle". In addition to his production experience, he has been an Independent Booking Agent for live entertainers for the past 9 years, including, but not limited to, Connie Francis, Peter Noone, and CeCe Peniston, Martha Wash, Crystal Waters, and Jody Watley.

In January of 1998, Mr. Church joined Desert Wind Entertainment and is currently working on a number of projects for the Company utilizing his knowledge of both television production and live production, as well as his booking agent expertise.

Item 6. Executive Compensation

The following table provides summary information concerning the compensation that will be paid on an annualized basis to the Company's President and the Vice President, Secretary (the "Named Executive Officers") for all services rendered in all capacities to the Company during the fiscal year ending December 31, 1999.

       Name and		      Annual Compensation (USD) 	        Long Term
   Principal Position		          1999		             	Compensation Awards

Michael Paloma	                 $90,000		                    none
President, CEO, Chairman

Clint Smith
Vice President, Secretary		     $20,000	                    	none

Employment Agreements

The Company has no employment agreements with any of its Executive
Officers.

Director Compensation

There is no compensation for directors either on an annual basis or for attendance at board meetings.

Item 7. Certain Relationships and Related Transactions

Pursuant to the terms of an agreement of reorganization dated November 13, 1998, TiMail, Inc. was merged into Desert Winds. As part of the agreement, Desert Winds issued 977,580 shares of its common stock in exchange for all of the issued and outstanding stock of TiMail. From that date until April 20, 1999, William and Cindy Cliff (the "Cliffs") were responsible for the day-to-day operations of the TiMail division of Desert Winds ("TiMail") and were the sole managers of that division without the participation of Desert Winds. By mutual agreement of the Cliffs and Desert Winds, on April 20, 1999, the Cliffs purchased from Desert Winds all of the assets of TiMail, including fixtures and equipment, trade, good will, and other intangible assets. As consideration for the purchase, assumed all of the liabilities of TiMail as of that date and agreed to indemnify and hold Desert Winds harmless from any and all claims and/or damages related to the Purchase Agreement or the Cliff's failure to satisfy any of the liabilities assumed.

On December 10, 1998, Desert Winds entered into a reverse merger with The Whitney Company ("Whitney") whereby Desert Winds acquired all of the issued and outstanding stock of Whitney in exchange for the issuance of 6,500,000 shares of its common stock. 5,000,000 of those shares were issued to Michael Paloma, Chairman, CEO, and President of the Company and 50,000 of the shares were issued to Clint Smith, Secretary of the Company.

Item 8. Legal Proceedings

The Company is not presently a party to any litigation material to its ongoing business operations or financial condition.


Item 9.  Market  Price  of  and  Dividends  on  the  Registrant's
Common  Equity
             and  Related  Stockholder  Matters
There is no trading market for the Common Stock of the Company which is quoted on the OTCBB under the symbol "DESW". The quotations listed below reflect inter-dealer prices without mark-up, mark-down or commission and may not represent actual transactions. At October 29, 1999, the bid price of the Common Stock was $.50.

Due to limited trading, the following prices may not reflect actual trades (selling price) during the applicable periods.


         1st Qtr.          2nd Qtr.         3rd Qtr.           4th Qtr.

       High     Low        High   Low     High      Low      High    Low
    ---------------     ---------------    ---------------   -------------
1999   3 1/2     1      	2 3/4   1/2       1 1/8	   3/8    	7/8   	9/16

1998    NA     	NA    	   NA    	NA	         NA      NA    	 NA      NA

Desert Winds has paid no dividends to its common shareholders.



Item 10. Recent Sales of Unregistered Securities

Desert Winds issued the following unregistered securities during the three-year period ended September 30, 1999:

(a) In November 1998, Desert Winds issued 977,580 shares of its common stock to the shareholders of TiMail, Inc., an Oregon corporation, in consideration for all of the issued and outstanding shares of the common stock of TiMail, Inc. The shares were issued in reliance on the exemption from registration under the 1933 Securities Act provided in
Section 4(2) of the 1933 Securities Act, as amended.

(b) I
n December 1998, Desert Winds issued 6,500,000 shares of its common stock in exchange for all of the 6,500,000 issued and outstanding shares of common stock of The Whitney Company, a Nevada corporation. The shares were issued in reliance on the exemption from registration under the 1933 Securities Act provided in Section 4(2) of the 1933 Securities Act, as amended.

(c) In January 1999, Desert Winds issued 215,000 shares of its common stock to Quantum Corporation, a
Nevada corporation, as consideration for services rendered to the Company by that entity. The shares were issued in reliance on the exemption from registration under the 1933 Securities Act provided in
Section 4(2) of the 1933 Securities Act, as amended.

(d)
In April 1999, Desert Winds issued 340,000 shares of its common stock to Matbar Corporation, a
Nevada corporation, as consideration for services rendered to the Company by that entity. The shares were issued in reliance on the exemption from registration under the 1933 Securities Act provided in
Section 4(2) of the 1933 Securities Act, as amended.

(e) In May 1999, Desert Winds issued 289,905 shares of its common stock to Clarmat, an irrevocable
Nevada Trust, as consideration for services rendered to the Company by that entity. The shares were issued in reliance on the exemption from registration under the 1933 Securities Act provided in Section 4(2)
 of the 1933 Securities Act, as amended.

(f) In May 1999, Desert Winds issued 1,000,000 shares of common stock to Sport of Kings Marketing, Inc., a Nevada corporation, as payment in full of an obligation to Sport of Kings in return for operating capital in the amount of $1,000,000 provided to Desert Winds. These shares were issued under the exemption from registration provided in Regulation D, Rule 504, promulgated under the 1933 Securities Act, as amended.

(g) On or about September 8, 1999, the Company commenced a private offering of up to 165,000 unregistered convertible preferred shares, each of which is convertible into ten shares of common stock. As of October 15, 1999, none of the preferred shares had been sold.

Item 11. Description of Registrant's Securities to be Registered

The authorized capital stock of Desert Winds consists of forty-five million Common Shares, 9,322,485 of which were outstanding as of September 30, 1999, and held of record by approximately 550 shareholders, and five million Convertible Preferred Shares, none of which were issued and outstanding as of September 30, 1999. The following summaries of certain provisions of the Common Shares and certain of the rights and privileges of the Series A Convertible Preferred Shares do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of Desert Winds's Restated Articles of Incorporation, Bylaws, and the Certification of Preferences, Rights, and Limitations of Series A Convertible Preferred Stock, each of which is included as an exhibit to this Registration Statement, as well as by the provisions of applicable law.

Common Shares

Desert Winds Restated Articles of Incorporation authorize the issuance of up to fifty million shares including forty-five million Common Shares and five million Convertible Preferred Shares. Holders of Common Shares are entitled to receive ratably such dividends, if any, as may be declared by Desert Winds' Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of Desert Winds, after payment of all debts and other liabilities of the Company and after payment of the liquidation preference to which holders of Convertible Preferred Shares are entitled, the holders of Common Shares are thereafter entitled to receive ratably the remaining net assets of Desert Winds..

Holders of Common Shares have no preemptive subscription, redemption or conversion rights. The Common Shares are, when issued, fully paid and non-assessable.

Series A Convertible Preferred Shares

Desert Winds Articles of Incorporation, as amended by resolution of the board of directors, authorize the issuance of five million preferred shares. By resolution dated August 25, 1999, the board created a series of Preferred Stock of Desert Winds consisting of five million (5,000,000) authorized shares, $.001 par value, designated as Series A Convertible Preferred Stock ("Series A Preferred Stock"). The Company is authorized by its Articles of Incorporation to issue 5,000,000 shares of preference shares, $0.001 par value. As of the date of this offering, there are no Convertible Preferred Shares issued or outstanding. The Convertible Shares are non-voting, have a declared value and liquidation preference of $10.00 per share, and carry a 7 _ % ($0.0775) annual dividend, payable quarterly in Common Stock of the Company based on the market value on the last day of each respective quarter.

Each share is convertible into ten (10) shares of Common Stock at the election of the holder at any time after beginning one year after issuance. In addition, it is subject to mandatory conversion at any time after one year from the date of issuance, upon the Company undertaking a private or public offering of at least $1,000,000 under the Securities Act of 1933, as amended. The Preferred Stock is also callable by the Company at any time after one (1) year from the date of issuance for conversion into Common Stock at the same ratio of one (1) share of Preferred Stock to ten (10) shares of Common Stock upon thirty
(30) days prior written notice, provided all cumulated dividends are paid prior to conversion.

The shareholders of Convertible Preferred stock offered hereby are entitled to receive a dividend at the rate of $0.0775 per share per annum payable in equal quarterly installments on March 31, June 30, September 30, and December 31, in Common Stock, before any dividends shall be declared or made upon the Company's Common Stock or any other class of stock. If any dividends payable on any of the Shares of Preferred Stock shall not be paid for any reason, the right of the dividends shall accumulate and shall be paid without interest to such holders when and as authorized by the Board of Directors. Any dividends over and above the amount of dividends payable to the holders of Preferred Stock shall be distributed as determined by the Board of Directors.

The board of directors may, from time to time, as permitted by law and by the Articles of Incorporation and Bylaws of Desert Winds, increase or decrease the total number of shares of Series A Preferred Stock.

The Transfer Agent for the shares is RTT Transfer, Inc., 530 Merchant Street, Vacaville, California 95688, telephone 707-447-0508.

Item 12. Indemnification of Directors and Officers

The Nevada Revised Statutes (the "NRS"), the provisions of which govern Desert Winds, empowers a Nevada Corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a
director,   officer,  employee,  or  agent  of  another  corporation
("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The NRS further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expense or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct. Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the NRS, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the NRS states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The NRS also empowers a Nevada corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.


Item 13.  Financial Statements



DESERT WINDS ENTERTAINMENT CORPORATION

FINANCIAL STATEMENTS

December 31, 1998



                                           Ronald P. Konkle
                                           Certified Public Accountant





CONTENTS




PAGE


INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS         1

FINANCIAL STATEMENTS
Balance Sheet - Ti-Mail, Inc.                                2
Balance Sheet - Desert Winds Entertainment Corporation       3
Combining Balance Sheet                                      4
Statement of Income and Expenses - Ti-Mail, Inc.             5
Statement of Income and Expenses-Desert Winds
Entertainment Corporation                                    6

Combining Statement of Income and Expenses                   7

Statement of Stockholders' Equity                            8
Statement of Cash Flows - Ti-Mail Inc.                       9
Statement of Cash Flows - Desert Winds
Entertainment Corporation           10

Combining Statement of Cash Flows                           11

Notes to Financial Statements                               12-16

INDEPENDENT AUDITORS' REPORT
ON THE SUPLLEMENTARY INFORMATION                            17



SUPPLEMENTARY INFORMATION

Schedule of Cost of Goods Sold                              18

Schedule of Selling, General and Administrative Expenses    19







                       INDEPENDENT AUDITORS' REPORT




To the Board of Directors

Desert Winds Entertainment Corporation

Mesa, Arizona



      I have audited the accompanying balance sheets of Ti-Mail, Inc., an operation division of Desert Winds Entertainment Corporation, and Desert Winds Entertainment Corporation as of December 31, 1998, and the related statements of income and expenses; stockholders' equity; and, cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

      I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

      In my opinion the financial statements of Ti-Mail, Inc. and Desert Winds Entertainment Corporation referred to above present fairly, in all material respects, the financial position of Desert Winds Entertainment Corporation, as of December 31, 1998 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.




Vacaville, California
   May 31, 1999
                                   (1)




TI-MAIL INC., an Operating Division of
DESERT WINDS ENTERTAINMENT CORPORATION
BALANCE SHEET

December 31, 1998


ASSETS

CURRENT ASSETS
Cash                                        $     9,788.08
Accounts Receivable                              56,515.52
Inventory                                       315,657.80
               Total                                      $  381,961.40

PROPERTY AND EQUIPMENT - net                                 125,929.73

OTHER ASSETS
Deposits and Advances                       $    19,400.00
Prepaid Expenses                                  4,529.77
Goodwill                                         51,696.00
               Total                                          75,625.77

Total Assets                                              $         -













See Notes to Financial Statements

                                   (2)




TI-MAIL INC., an Operating Division of

DESERT WINDS ENTERTAINMENT CORPORATION

BALANCE SHEET



December 31, 1998





LIABILITIES





CURRENT LIABILITIES
Accounts Payable                            $   260,268.36
Sales Tax Payable                                    24.81
Payroll Taxes Payable                            72,109.91
Customer Deposits                                    85.15
Equipment Advances                               29,813.21
Advance on Receivables - Net                     26,131.19
Note Payable - Wikelund                          55,550.00
               Total                                      $  443,982.63

LONG-TERM LIABILITIES
Note Payable - Clearlake                                     360,000.00

OTHER LIABILITIES
Note Payable - Stockholder                  $   507,000.00
Note Payable - Wilder Equipment                  36,498.03
Note Payable - AEG Credit Line                  236,854.23
               Total                                         780,352.26

               Total Liabilities                           1,584,334.89


    EQUITY


COMMON STOCK, $0.01 par value;
50,000,000 shares authorized;
977,580 shares issued and outstanding   $  48,879.00
Paid-in Capital               		          646,133.27
               Total                    	 $   695,012.27

RETAINED EARNINGS
Beginning of Year                	    $(995,455.43)
Current Year Loss                	     (700,374.83)
End of Year - Deficit                       (1,695,830.26)

               Total Capital                             (1,000,817.99)

               Total Liabilities and Capital              $  583,516.90



DESERT WINDS ENTERTAINMENT CORPORATION

BALANCE SHEET

DECEMBER 31, 1998


ASSETS


CURRENT ASSETS
Cash						                            $42,946
Inventory - TV Shows Produced	       	359,321

                     	Total			               				$402,267

PROPERTY AND EQUIPMENT-NET        			              15,407

OTHER ASSETS
Literary Rights and Contracts			                    5,600

Total Assets	                                	 		$423,274


LIABILITIES

CURRENT LIABILITIES
	Payroll Taxes and Insurance                  			$ 10,593

OTHER LIABILITIES
  Notes Payable-Shareholder		      $500,000
  Notes Payable-Other			             15,600
                       		Total					             	 515,600
                                         								 526,193

EQUITY

COMMON STOCK, $0.01 par value
  50,000,000 shares authorized
  No shares issued and outstanding	$   -0-

    Retained Earnings	           		(102,919)

		 Total Equity	                          					(102,919)

    Total Liabilities and Equity		           	$ 423,274



(3)

See Notes to Financial Statements

DESERT WINDS ENTERTAINMENT CORPORATION

COMBINING BALANCE SHEET

DECEMBER 31, 1998


                  					TI-MAIL	      DESERT       		COMBINED
							                              WINDS

ASSETS

Current Assets:
	Cash               				$  9,788	   $ 42,946	    $  52,734
	Accounts Receivable	     56,515				                56,515
Inventory			             315,658   	 359,321	      674,979

	Total			                381,961	    422,267	      784,228

Property and
Equipment-Net	           125,930	     15,407	     	141,337

Other Assets:
	Deposits and Advances	   19,400				                19,400
	Prepaid Expenses
	Literary Rights
  and Contracts		          5,600	                 	  4,530
	Goodwill			              51,696            	       51,696
		Total			                75,626      5,600	        81,226
	Total Assets	         	$583,517  	$423,274	    $1,006,791

	LIABILITIES
Current Liabilities:
	Accounts Payable       $260,268    $            $260,268
	Other                   183,715     10,593       194,308
		Total                  443,983     10,593       454,576

Long Term Liabilities:
	Notes Payable        		 633,352	    15,600     		648,952
	Notes Payable
- Shareholders           507,000   	500,000	    1,007,000
		Total		              1,140,352   	515,600	    1,655,952
Total Liabilities		    1,584,335   	526,193	    2,110,528


	EQUITY
Common Stock			          695,012				              695,012
Retained Earnings/
 (Deficit)           (1,695,830)  (102,919)    (1,798,749)
	Total			            (1,000,818)  (102,919)    (1,103,737)

Total Liabilities
 and Equity            $583,517    $423,274    $1,006,791




See Notes to Financial Statements

                             						(4)

TI-MAIL, INC.

STATEMENT OF INCOME AND EXPENSES

FOR THE YEAR OF 1998



INCOME

	Net Sales		                              				$   472,678.51

COST OF GOODS SOLD						                          306,046.78

GROSS MARGIN	                            					    167,631.73

EXPENSES

	Selling, general and administrative              870,163.06

OPERATING LOSS	                          					   (702,531.33)

NON-OPERATING INCOME			                     		      2,156.50

NET LOSS			                               				$  (700,374.83)











See Notes to the Financial Statements


                               						(5)

DESERT WINDS ENTERTAINMENT CORPORATION

STATEMENT OF INCOME AND EXPENSES

FOR THE TWO MONTH PERIOD ENDED DECEMBER 31, 19998



INCOME						                           	$   10,916

EXPENSES

	Operating Expenses	           	$63,835

	Commission Expense	           	 50,000

		Total Expense                    				   113,835

NET LOSS		                        					$ (102,919)








                        						(6)

See Notes to Financial Statements


DESERT WINDS ENDERTAINMENT CORPORATION

COMBINING STATEMENT OF INCOME AND EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 1998



	                      					TI-MAIL	       DESERT	      COMBINED
                                    								WINDS


INCOME

Net Sales		            		  $   472,679   $  10,916    $  483,599

COST OF GOODS SOLD             307,047                   305,047

GROSS MARGIN	                  167,632      10,916       167,632

EXPENSES

Selling, general and
 administrative                870,163     113,835       983,998

OPERATING LOSS         		     (702,531)   (102,919)     (805,450)

NON-OPERATING INCOME             2,156         -0-         2,156

NET LOSS	                  $  (700,375)  $(102,919)   $ (803,294)












See Notes to the Financial Statements

                           						(7)


TI-MAIL, INC.

STATEMENT OF STOCKHOLDERS' EQUITY

YEAR ENDED DECEMBER 31, 1998





              			             Common Stock              Additional
      	                   Shares        Amount        Paid-In Capital

Balance, January, 1998   22,724,197      $22,724         $   579,287

Shares Issued:

   David G. Gwyther for
     services rendered      70,000           70


   Blackwell, Donaldson
     & co. for services
     rendered               40,000           40

   Matt Bardasian for
     services rendered   25,000,000       25,000

   Fred Cravener for
     services rendered      30,000           30

   Stephanie Corrington
     services rendered      10,000           10

   Julianem Family Trust
     shares sold         1,004,826        1,005              66,846

                        48,879,023  $    48,879         $   646,133

December 10, 1998:
 Reverse split 1 for 50   977,580   $    48,879         $   646,133








                                  (8)

See Notes to Financial Statements

TI-MAIL, INC.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 1998



CASH FLOW FROM OPERATING ACTIVITIES
   Net loss                                           $  (700,375)
   Adjustments to reconcile net income to
      net cash provided from operations:
            Depreciation and amortization                  28,642
   Net change in operating assets and liabilities         199,064

   Net cash (used in) investing activities               (472,669)


CASH FLOW FROM INVESTING ACTIVITIES
   Equipment purchases                                    (59,605)


   Net cash (used in) investing activities                (59,605)


CASH FLOW FROM FINANCING ACTIVITIES
   Payment of Stockholder's note                          (56,500)
   Advance from Bardasian                                 507,000
   Accrued interest on note                                 3,343
   Financing of inventory                                 236,954
   Payment of note payable - other                       (151,250)

   Net cash (from) financing activities                   539,447

Net increase in cash                                        7,173

CASH AT BEGINNING OF YEAR                                   2,615

CASH AT END OF YEAR                                   $     9,788








                                  (9)

See Notes to Financial Statements

DESERT WINDS ENTERTAINMENT CORPORATION

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 1998



CASH FLOW FROM OPERATING ACTIVITIES
   Net loss                                           $  (102,919)
   Adjustments to reconcile net income to
      net cash provided from operations:
                             Depreciation                     662
   Net change in operating assets and liabilities        (348,728)

   Net cash (used in) investing activities               (450,985)


CASH FLOW FROM INVESTING ACTIVITIES
   Equipment purchases                                    (16,069)
   Purchase of literary rights and contracts               (5,600)

   Net cash (used in) investment activities               (21,669)


CASH FLOW FROM FINANCING ACTIVITIES
   Notes payable - shareholder                            500,000
   Notes payable - other                                   15,600

   Net cash (from) financing activities                   515,600

Net increase in cash                                       42,946

CASH AT BEGINNING OF YEAR                                     -0-

CASH AT END OF YEAR                                   $    42,946








                                  (10)

See Notes to Financial Statements

DESERT WINDS ENTERTAINMENT CORPORATION

 COMBINING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 1998


                                TI-MAIL        DESERT         COMBINED
                                                WINDS


CASH FLOW FROM OPERATING
   Net loss                       $(700,375)  $(102,919)    $(803,294)
   Adjustments to reconcile net
      income to net cash
      provided from operations:
            Depreciation             28,642         662        29,304
   Net change in operating assets
     and liabilities                199,064    (348,728)     (149,664)

   Net cash (used in) operations   (472,669)   (450,985)     (923,654)


CASH FLOW FROM INVESTING
   Equipment purchases              (59,605)    (16,069)      (75,674)
   Purchase of literary rights                   (5,600)       (5,600)


   Net cash (used in) investment    (59,605)    (21,669)      (81,274)


CASH FLOW FROM FINANCING ACTIVITIES
   Payment of Stockholder's note    (56,500)                  (56,500)
   Note payable - stockholder       507,000     500,000     1,007,000
   Note payable - other                          15,600        15,600
   Accrued interest on note           3,343                     3,343
   Financing of inventory           236,854                   236,954
   Payment of note payable - other (151,250)                 (151,250)

   Net cash (used in) financing      539,447    515,600       539,447

NET INCREASE IN CASH                   7,173     42,946        50,119

CASH AT BEGINNING OF YEAR              2,615        -0-         2,615

CASH AT END OF YEAR                $   9,788  $  42,946     $  52,734








                                  (11)

See Notes to Financial Statements


DESERT WINDS ENTERTAINMENT CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

December 31, 1998



NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

	Nature of Business

Ti-Mail, Inc. with headquarters in Vacaville, California, is engaged in the production and distribution of a one-step shipping and gift wrap utilizing DuPont Tyvek material. Tyvek (a registered trademark of DuPont) is a material which is tear, water, puncture and mar resistant. Ti-Mail, Inc., produces an alternative to "brown paper packages" by providing a tough decorative wrap for all occasions. Ti-Mail, Inc. sells it products internationally and throughout the United States through national packaging and mailing centers such as the U.S. Post Offices, Mail Boxes Etc., and bookstores.

Desert Winds Entertainment Corporation is engaged in the marketing and production of fill-scale films, TV shows and live casino shows.

Reorganization and Divestitures

On November 13, 1998, pursuant to a resolution of the board of directors and a majority vote of the shareholders, Ti-Mail, Inc., an Oregon corporation, changed its name and domicile to Desert Winds Entertainment Corporation, a Nevada corporation. The merger is commonly known as a "F" reorganization as provided within Section 368 (a) 1 F of the Internal Revenue Code. A reverse split of the company's common shares issued and outstanding of one share of Desert Winds Entertainment Corporation for every 50 shares of Ti-Mail was an integral part of this merger. Thus, the 48,879,023 shares of Ti-Mail, Inc. were exchanged for 977,580 shares of Desert Winds Entertainment Corporation. The merger became effective on December 10, 1998, the date of filing with the State of Nevada.

On December 10, 1998, a plan and agreement was entered consummated by Desert Winds Entertainment Corporation and The Whitney Corporation, both Nevada corporation, providing for an exchange of shares between The Whitney Corporation shareholders and Desert Winds Entertainment Corporation. One hundred percent of The Whitney Corporation shares issued and outstanding, 6,500,000 shares, were surrendered for an equal amount of Desert Winds Entertainment Corporation shares on December 31, 1998, the effective date of the merger. This merger is considered a "B" reorganization as provided within Section 368(a) 1 B of the

                             (12)

 Internal Revenue Code. The merger qualifies as a reverse merger as the shareholders of the merged entity, The Whitney Corporation, gained ownership control and 6,500,000 shares of the total 7,477,580 shares issued and outstanding for the combined entity. In addition to the change in ownership control, the management of The Whitney Corporation replaced the management of Desert Winds Entertainment Corporation with Michael Poloma as a Director, President and Chief Executive Officer and Clint W. Smith as a Director, Secretary and Treasurer. Ther merger has been booked on a cost basis valuation; and, therefore, no value has been assigned to the intangibles consisting of entertainment ideas, concepts, works in progress, the personal services of Mr. Paloma, and other proprietary entertainment properties.

Subsequent to this audit Desert Winds Entertainment Corporation has divested itself of the Ti-Mail, Inc. operating division. The divestiture includes all assets and liabilities of Ti-Mail, Inc.

NOTES TO THE FINANCIAL STATEMENTS
NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Significant Accounting Policies

Accounts receivable - trade

The Company considers its accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. The Company factors its accounts with American
Equities Group.

Inventories

Inventories are stated at the lower of cost (determined by the average cost method) or market.

Property and Equipment

Property and equipment are recorded at cost and are being depreciated using the straight-line method over their useful lives. Leasehold improvements are being amortized over the building lease.

Goodwill

Goodwill, which represents the excess of the cost of a purchased company over the fair market value of its net assets at date of acquisition.

Income Taxes

Deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The differences relate primarily to net operating losses incurred by the Company. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are based on the year's income, taxable for federal and state income tax reporting purposes. When there is no taxable income for federal or state purposes, the minimum state taxes will be expensed in the current period.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

All assets and liabilities deemed to be financial instruments have fair values which approximate their respective carrying values.

                             (13)


NOTES TO FINANCIAL STATEMENTS

NOTE 2.  INVENTORIES

	Inventory - Ti-Mail:
              Raw Materials               $   260,900.85
              Finished Goods                   54,756.95
                       Total              $   315,657.80



	Inventory - Desert Winds:
The inventory of $359,321 consists of costs incurred in the production of the first three episodes of a television series called "News Traveler" that are a part of a 33 episode agreement with Warner Brothers Television.

NOTE 3.  PROPERTY AND EQUIPMENT


                                     Ti-Mail  Desert Winds  Combined

         Furniture and fixtures   $ 15,945.31  $          $ 15,945.31
         Plant/Production equipment 87,206.00    8,668.54   95,874.31
         Office equipment           59,495.95    6,313.36   65,809.31
         Research and development   12,755.01               12,755.01
         Leasehold improvements     12,809.45    1,087.00   13,896.45
                 Total             188,211.72   16,068.90  204,280.62
         Less: Accumulated
                    Depreciation   (62,281.99)    (662.00) (62,943.99)
                Net               $ 125,929.73 $15,406.90 $141,336.63



NOTE 4.  LEASE COMMITMENT

Ti-Mail's lease for their main office has expired and they are occupying the space on a month to month basis.
On December 30, 1996, Ti-Mail entered into a lease with Park Place Development Company for approximately 11,520 sf of warehouse space for 25.5 months from the date of occupancy with two 2 year options with 6% increases. The first 13.5 months rent were prepaid plus a $10,000 security deposit. Monthly rent is $4,608 after a subsidy from the City of Clearlake.

         Lease commitment including options for years
         ending December 31:
                          1999 $  57,507.84
                          2000    58,613.76
                          2001    60,958.32
                          2002    62,130.60
                    to 4/30/03    20,710.20

Lease expense for 1998 was $85,214.99

Desert Winds Entertainment Corporation occupies a 3,000 square foot space at 4710 East Falcon Drive, Mesa, Arizona, as its corporate headquarters. The term of the lease is 12 months commencing on June 1, 1998. The remaining obligation under the lease is:

                 January - June, 1999        $11,418.78

Desert Winds Entertainment Corporation entered into a lease for 5,000 s.f. theater restaurant on San Padre Island, Texas on January 1, 1999. The rent is $2,400 per month or 10% of gross receipts which is greater. The total lease obligation cannot be calculated as the gross receipts is unknown. The lease is for 144 months ending December 31, 2011. Minimum lease obligations is $345,600.

                     (14)


NOTES TO FINANCIAL STATEMENTS

NOTE 5.  INCOME TAXES

Income taxes charges to expense for the year ended December 31, 1998 consisted of the following:

	State Franchise Tax                       $         800

Deferred tax assets and liabilities consists of the following at December 31, 1998:

	Federal deferred tax assets(liabilities):
      Tax benefit resulting from net operating
              Loss carryforward                 $     557,000
            Allowance                                (557,000)
                                                $         -0-

	State deferred tax assets(liabilities):
      Tax benefit resulting from net operating
              Loss carryforward                 $     152,000
            Allowance                                (152,000)
                                                $         -0-

A valuation was created during 1998 and has been recorded to offset the tax benefit of the Federal and State net operating loss carryforwards in excess of the Federal and State deferred tax liability. The Company has only been in business for four years and management has taken a conservative position by not recognizing the benefit of the net operating loss carryforward until it is used.

The Company has approximately $1,696,000 and $1,692,000 in unused net operating loss carryforwards to directly offset future
Federal and State taxable income, respectively. If not used, the carryforwards will expire as follows:

	      Year ending            Federal            State
               2003          $                    $  113,000
               2004                                  371,000
               2005                                  509,000
               2006                                  699,000
               2010             114,000
               2011             372,000
           	   2012             510,000
               2013             700,000
                             $1,696,000           $1,692,000

NOTE 6.  MAJOR CUSTOMER

Ti-Mail, Inc. had one major customer whose sales comprised a significant portion of total sales for the year ended December
31, 1998. There was a combined total accounts receivable balance of $40,550 due from this customer as of December 31, 1998.

                          (15)
NOTES TO FINANCIAL STATEMENTS

NOTE 7.  RECEIVABLES SOLD WITH RECOURSE

In the normal course of business, the Company sells some of its accounts receivable with recourse to a factoring company. A factoring fee of 3% is charged to the Company and recorded as an expense. At December 31, 1998, the balance of outstanding factored receivables was $57,689.

	NOTE 8.  CONCENTRATION OF CREDIT RISK

The Company grants credit to its customers on an unsecured basis. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic areas.

	NOTE 9.  ISSUANCE OF STOCK

Shares of common stock in Desert Winds Entertainment
Corporation were not issued until January, 1999.










SUPPLEMENTARY SCHEDULES








INDEPENDENT AUDITOR'S REPORT ON THE
SUPPLEMENTARY INFORMATION





To the Board of Directors
Desert Winds Entertainment Corporation
Mesa, Arizona


	My report on the audit of the basic financial statements of Desert Winds Entertainment Corporation for 1998 appears on page 1.
That audit was conducted for the purposes of forming an opinion on the basic financial statements taken as a whole. The supplementary information for the year ended December 31, 1998, is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic financial statements as many of the documents are missing and presumed destroyed. Therefore, no opinion, is rendered on these statements.






Vacaville, California
May 31, 1999
















                                (17)


SCHEDULE OF COST OF SALES

For the Year Ended December 31, 1998

TI-MAIL, INC.






      Materials                         $  189,734
      Freight                               36,041
      Other Direct Costs                    79,272

                 Total                  $  305,047





















                                 (18)

SCHEDULE OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

For the Year Ended December 31, 1998


                                TI-MAIL      DESERT         COMBINED
                                             WINDS

Advertising and Promotion       $ 52,728     $              $ 52,728
Accounting and Audits              5,160                       5,160
Amortization                       1,854                       1,854
Automobile Expenses                               206            206
Bank Charges and Credit Fees      14,535          274         14,809
Bad Debt Expense                   5,063                       5,063
Commissions                                    50,000         50,000
Depreciation                      26,788          662         27,450
Donations                            545                         545
Dues and Subscriptions               131                         131
Freight                            3,026                       3,026
Insurance                         28,296                      28,296
Interest and Late Fees            94,604                      94,604
Lease Expense                     85,215                      85,215
Legal and Professional Fees       59,935       11,600         71,535
Licenses                             265          550            815
Outside Services                  30,150       13,356         43,506
Office Expense                     4,344                       4,344
Office Rent                                     4,368          4,368
Officer's Salaries                90,750                      90,750
Office Supplies                    5,008        3,342          8,350
Postage and Delivery              20,779          403         21,182
Printing                                           35             35
Professional Services             16,518                      16,518
Payroll                          204,958       18,596        223,554
Repairs and Maintenance              108          100            208
Research and Development           1,191                       1,191
Taxes - Payroll                   29,489        3,159         32,648
Taxes - Property                     532                         532
Taxes - State                        800                         800
Telephone                         19,113        2,119         21,232
Trade Shows                       15,499                      15,499
Travel & Meals                    54,872       15,408         70,280
Utilities                          3,036                       3,036
Contra Expense                    (5,129)     (10,343)       (15,472)

         Total                  $ 870,163   $  113,835      $ 893,998






                                   (19)











DESERT WINDS ENTERTAINMENT CORPORATION

FINANCIAL STATEMENTS

September 30, 1999



Ronald P. Konkle
Certified Public Accountant
6963 Mills Lane
Vacaville, CA 95688


CONTENTS

										Page

INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS           1

FINANCIAL STATEMENTS
     Balance sheet                                             2
     Statement of Income and Expenses                          3
     Statement of Cash Flows                                   4
     Statement of Stockholders' Equity                         5
     Notes to Financial Statements                           6-7


INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
Desert Winds Entertainment Corporation
Mesa, Arizona


	I have reviewed the accompanying financial statements of Desert Winds Entertainment Corporation as of September 30, 1999, and the none month period then ended. My review was conducted in accordance with standards established by the American Institute of Certified Public Accountants.

	A review is substantially less in scope than an examination, the object of which is the expression of an opinion of the financial statements. Accordingly, I do not express such an opinion.

	Based upon my review, nothing came to my attention that caused me to believe that the accompanying financial statements are not presented in conformity with generally accepted accounting principles.







Vacaville, CA
October 14, 1999








                                  (1)

DESERT WINDS ENTERTAINMENT CORPORATION

BALANCE SHEET

SEPTEMBER 30, 1999


Assets

Current Assets:
     Cash                                 $     19,800
     Contracts Receivable                   19,800,000
     Deposits & Advances                         4,975
            Total                                      $ 19,824,517

Fixed Assets - Net of Depreciation                           57,188

Other Assets                                                 12,100

Total Assets                                           $ 19,824,517



Liabilities

Current Liabilities:
     Deferred Income                     $ 18,000,000
     Accounts Payable                         594,000
     Payroll Taxes                             20,059
             Total                                    $ 18,614,059

Long-term Liabilities:
     Notes Payable                                       1,187,300

Total Liabilities                                       19,801,359


Equity

COMMON STOCK, $0.01 par value
    50,000,000 shares authorized
    9,322,485 shares issued
    and outstanding                   $    9,322
    Paid-In Capital                      691,190
    Retained Earnings                   (608,066)
           Net Capital                                     92,446

Total Liabilities and Equity                          $19,893,805

See Footnotes to Financial Statements

                                       (2)

Desert Winds Entertainment Corporation

Income and Expense Statement

For Nine Months Ended September 30, 1999


Income:

       Show Income                                $ 2,238,717

Costs:

       Production Costs                             1,367,088

Gross Profit                                          871,629

Operating Expenses:

       General and Administration Expense             682,764

Net Income                                            188,865

Retained Earnings - Beginning of Year                (796,931)

Retained Earnings - September 30, 1999               (608,066)

Earnings per share (9,322,485 shares outstanding)
                                    - nine months     $0.20 per share

Earnings per share (9,322,485 shares outstanding)
                                   - three months   $(.004) loss per share











See Footnote to Financial Statements






(3

     DESERT WINDS ENTERTAINMENT CORPORATION

                         Statement of Cash Flows

             For the Nine Months Ended September 30, 1999

CASH FLOW FROM OPERATING ACTIVITIES:
       Net profit from operations                         $188,865
       Adjustment to reconcile net income
          to net cash provided from operations:
                Depreciation                                 3,800
       Net change in operating assets and liabilities     (842,188)

       Net cash (used in) operating activities            (649,523)

CASH FLOW FROM INVESTING ACTIVITIES:
       Equipment purchases                                 (45,581)

       Net cash (used in) investment activities            (45,581)

CASH FLOW FROM INVESTING ACTIVITIES:
       Notes payable                                       671,700

       Net cash (from) investment activities               671,700

NET DECREASE IN CASH                                      (23,404)

CASH AT BEGINNING OF YEAR                                  42,946

CASH - September 30, 1999                                $ 19,542




See Footnotes to Financial Statements



                                  (4)

Desert Winds Entertainment Corporation

Statement of Stockholders' Equity

For Nine Months Ended September 30, 1999


                                             						Common Stock

Balance, December 31, 1998		                 Shares	         Amount
                                  					     7,477,580       	$7,477

January 1, to June 30, 1999:
   Promotional and debt reduction
   shares issue as provided by
   resolution of the Board of
   directors                                  844,905          845

May 4, 1999:
   Shares issued as approved by
   the State of Nevada under
   small Corporate Offering                 1,000,000        1,000



Balance, June 30, 1999                      9,322,485      	$9,322












See Footnotes to Financial Statements

                           (5)

DESERT WINDS ENTERTAINMENT CORPORATION

FOOTNOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 1999




NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Desert Winds Entertainment Corporation (Desert Winds) is engaged in the production and marketing of full-scale films, television shows and live casino shows.

History, Reorganization and Divestitures

On November 13, 1998, Ti-Mail, Inc., an Oregon corporation, changed its name and domicile to Desert Winds Entertainment Corporation, a Nevada corporation. This merger is commonly known as a "F" reorganization as provided within Section 368(a) 1 F of the Internal Revenue code. A Reverse (1 for 50) split of Ti-Mail's common shares issued and outstanding was an integral part of this merger. This, the 48,879,023 shares of Ti-Mail, Inc. were exchanged for 977,580 shares of Desert Winds. The merger became effective on December 10, 1998.

On December 10, 1998, a plan and agreement was consummated by Desert Winds and The Whitney Corporation (Whitney), both Nevada corporations, providing for an exchange of stock. One hundred percent of Whitney shares issued and outstanding, 6,500,000 shares, were surrendered for an equal amount of Desert Winds shares. The effective date of this merger was December 31, 1998. This merger is considered a "B" reorganization as provided within Section 368 (a) 1 B of the Internal Revenue Code. This merger qualifies as a reverse merger as the shareholders of the merged entity, Whitney, gained ownership control and 6,500,000 shares of the total 7,477,580 shares issued and outstanding for the combined entity. In addition to the change in ownership, the management of Whitney replaced the management of Desert Winds with Michael Paloma as a Director, President and Chief Executive Officer and Clint W. Smith as a Director, Secretary and Treasurer.

On April 20, 1999, Desert Winds divested itself of the assets and liabilities originating from Ti-mail, Inc. A provision for the loss from discontinued operations had been booked in 1998. As the net loss from the sale of the assets and liabilities equals the provision no further accounting entries are required.





                                 (6)

FOOTNOTES TO THE FINANCIAL STATEMENTS
NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)


Significant Accounting Policies

Contracts Receivable
This contract with a major television company for the production of a television series is believed to be fully collectible. However, only a portion of the series has been produced so a deferred liability, Deferred Income, has been recorded for the remainder of the series to be produced.

Fixed Assets

Property and equipment are recorded at cost and are being depreciated over their useful lives.

Other Assets

Other Assets consists of literary rights and contracts purchased in the merger with Whitney.

Account Payable - Distribution Costs

A liability and production costs for 33% of the gross revenues form the sale of the television series has been recorded as defined by the contract.

Income Taxes

No liability for federal income taxes has been recorded

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets; liabilities; and, the disclosure of contingent assets and liabilities at the date of the financial statements. The may also effect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

All assets and liabilities deemed to be financial instruments have fair values which approximate their respective carrying values.





                                 (7)


Item 14 Changes in and disagreements with Accountants on Accounting and Financial Disclosure

       November 11, 1999

       To:   Ken Christison
       From: Ronald P. Konkle, C.P.A.
       Subj: Audit Statement

             For your information:

             1. I am the only of Desert Winds Entertainment, Inc. a Nevada corporation, since its formation Novemeber 18, 1998.
             2. There are no disagreements between management and me as to accounting principles used in the presentation of financial statements.

                                    /s/ Ronald P. Konkle, C.P.A.


INDEX TO EXHIBITS

 Number Assigned in
  Regulation S-K
    Item 601		                 Exhibit			  Description of Exhibit
       (2)                      2.01       Articles and Plan of
                                           Merger - Desert Winds
                                           Entertainment Corporation and
                                           Ti-Mail, Inc.

                               2.02        Plan and Agreements of
                                           Reorganization -Desert Winds
                                           Entertainment Corporation and
                                           The Whitney Corporation

                               2.03        Acquisition Agreement of
                                           Ti-Mail Assets

                               2.04        Production Financing and
                                           Distribution Agreement with
                                           Warner Bros. Television

      (3)                      3.01        Articles of Incorporation of
                                           the Company

                               3.02        Bylaws of the Company

      (4)                     	4.01	       <No Exhibit>

      (9)	                     9.01	       <No Exhibit>

      (10)	                   10.01	       <No Exhibit>

      (11)	                   11.01			     Statements re Per Share
                                           Earnings

      (12)	                   12.01			     Statements re Computation of
                                           Ratios

      (16)			              	  16.01			     <No Exhibit>

      (21)		              		  21.01			     <No Exhibit>

      (24)			              	  24.01		     	<No Exhibit>

      (27)			              	  27.01	       Financial Data Schedule

      (99)	                   99.01			     <No Exhibits>


DESERT WINDS ENTERTAINMENT CORPORATION
FINANCIAL DATA SCHEDULE


This schedule contains summary financial information extracted from the financial statements of Desert Winds Entertainment Corporation and is qualified in its entirety by reference to such financial statements.


PERIOD-TYPE                      9 MONTHS                  YEAR
FISCAL-YEAR-END                  DEC-31-1999               DEC-31-1998
PERIOD-END                       SEP-30-1999               DEC-31-1998

CASH                                  19,542                    42,946
SECURITIES                               -0-                       -0-
RECEIVABLES                       19,800,000                       -0-
ALLOWANCES                               -0-                       -0-
INVENTORY                                -0-                   359,321
CURRENT-ASSETS                    19,824,517                   402,267
P P & E                               61,650                    16,069
DEPRECIATION                          (4,462)                     (662)
OTHER ASSETS                          12,100                    12,100
TOTAL-ASSETS                      19,893,805                   429,774
CURRENT-LIABILITIES               18,614,059                    10,593
COMMON STOCK                           9,322                     7,478
TOTAL-LIABILITIES-AND EQUITY      19,893,805                   429,774

SALES                              2,238,717                    10,916
TOTAL REVENUES                     2,238,717                    10,916
COSTS                              1,367,088                       -0-
OTHER-EXPENSES                       682,764                   113,835
LOSS PROVISION
INTEREST-EXPENSE                         -0-                       -0-
INCOME-PRETAX                        188,865                 (102,919)
INCOME TAX
INCOME-CONTINUING                    188,865                 (102,919)
DISCONTINUED
EXTRAORDINARY                            -0-                 (694,012)
CHANGES
NET-INCOME                           188,865                 (796,931)
EPS-PRIMARY                             $.02                     LOSS
EPS-DILUTED                             $.02                     LOSS